EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in each of the following Registration Statements of Caraustar Industries, Inc. and in each related Prospectus of our report dated February 6, 2004, with respect to the financial statements of Standard Gypsum LP, included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

Registration Statement No.	Purpose
No. 33-53726	Registration Statement on Form S-8
No. 33-77682	Registration Statement on Form S-8
No. 333-02948	Registration Statement on Form S-8
No. 333-57965	Registration Statement on Form S-8
No. 333-37168	Registration Statement on Form S-8
No. 333-65555	Registration Statement on Form S-3
No. 333-66943	Post-Effective Amendment Number 1 on Form S-3
No. 333-31618	Registration Statement on Form S-4
No. 333-106062	Registration Statement on Form S-8
No. 333-106064	Registration Statement on Form S-8

/s/ ERNST & YOUNG LLP

Austin, Texas

January 13, 2005